EXHIBIT 15.1

Acknowledgement of Independent Registered Public Accounting Firm

November 8, 2004
Shareholders and Board of Directors
First Community Bancshares, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) of First Community Bancshares, Inc for the registration of 200,000 shares of its common stock of our reports dated May 4, 2004, August 6, 2004, and November 5, 2004 relating to the unaudited condensed consolidated interim financial statements of First Community Bancshares, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004

/s/ Ernst & Young LLP

Charleston, West Virginia
November 8, 2004